Exhibit 99.1

Clean Vision’s Subsidiary, Clean-Seas, to Acquire Majority Stake in Morocco-based Ecosynergie Group

Transaction Brings C-S 120 TPD of Pyrolysis Waste-Plastic Conversion Capacity to be Operational in Mid-2023

Los Angeles, CA – January 23, 2023 – Clean Vision Corporation (OTCQB: CLNV) (“Clean Vision” or the “Company”), today announced that its wholly owned subsidiary, Clean-Seas, Inc. (“C-S” or “Clean-Seas”), has entered into a definitive agreement (the “Agreement”) to acquire 51 percent (51%) of Agadir, Morocco-based Ecosynergie Group (“ESG”). The Agreement follows the companies’ execution of a binding term sheet to jointly develop a commercial scale pyrolysis facility that was previously announced on April 4, 2022.

Established in 1999, ESG is an operator of pyrolysis waste-plastic conversion technology with a current capacity of 20 tons per day (“TPD”). Additional equipment for two 50 TPD systems has already been ordered for the newly combined company. The first 50-TPD system is expected to be installed and operational in the second quarter of 2023, with the second 50-TPD system anticipated to be operational by the end of the third quarter 2023 -- increasing the total capacity to 120 TPD. The facility is expected to become a regional hub in the C-S Plastic Conversion Network, with current plans to add capacity and reach a total 350 TPD or greater within two years.

Pursuant to the terms of the Agreement, at the closing, which is expected to occur in the first quarter of 2023, subject to customary closing conditions, Clean-Seas will pay $6.5 million in cash for its controlling interest of ESG. ESG’s current assets include: five hectares of suitably zoned land, licenses/permits to operate pyrolysis facilities, ESG’s inventory of equipment and supporting technology which includes two 10-TPD pyrolysis plants as well as two additional units discussed above to be commissioned, totaling 120 TPD of capacity. ESG currently has greater than 10,000 tons of feedstock ready to be converted into clean, low-sulfur fuels, hydrogen, and it has an off-take agreement with a local oil and gas distributor.

Upon closing the transaction, ESG will be renamed Clean-Seas Morocco, LLC (“CSM”), which is the name of the joint venture entity the two companies established in April of last year. Daniel Harris, Clean Vision’s Chief Revenue Officer, will serve as CEO of CSM following the closing.  Mohammed El Abbassi, ESG Director and General Manager, will become Chairman of the CSM Board which will eventually be comprised of five members at the closing.

Commenting on the transaction, Mr. El Abbassi said, “Our team believes this transaction is a big win for Morocco and for everyone involved. Combined with the Clean-Seas team and its capital commitment, we anticipate having the resources needed to reduce waste-plastic economically and profitably, while creating jobs and producing clean fuels to help offset higher energy prices.”

“This transaction is a terrific start to 2023, and we couldn’t be happier with our partners in Morocco,” said Dan Harris, Clean Vision CRO. “Everyone involved with this project is committed to its success, not just financially but for the positive impact it will have on the environment and the local community.”

“The Morocco facility not only proves the viability of the PCN concept,” Mr. Harris added, “but demonstrates to our partners and shareholders our ongoing commitment to turn our new business pipeline into quantifiable revenue generation, even in these challenging economic times. Following the closing, Clean-Seas’ plans to use its share of CSM’s current and growing cash flow to expand the Moroccan operations and fund similar Clean-Seas PCN conversion facilities elsewhere around the world.”

About Clean Vision Corporation

Clean Vision Corporation operates and intends to acquire and operate a portfolio of synergistic companies in the sustainable clean technology and green energy sectors. For more information, visit: cleanvisioncorp.com and follow us on Twitter: @CleanVisionCorp

About Clean-Seas, Inc.

Clean-Seas, Inc. is a wholly owned subsidiary of Clean Vision. It is working to provide efficient and cost-effective technology solutions that address locally the global waste plastic crisis as creating economic opportunity and social benefit across the world. Clean-Seas plans to work towards offering "best in class" pyrolysis technology deployment with strategic alliances for plastic diversion and conversion, including securing feedstock of plastic and off-take agreements. For more information, visit: clean-seas.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

Certain statements regarding the following are particularly forward-looking in nature:

·	future plans to expand equipment and increase TPD capacity;
·	projected capital expenditures; and
·	future performance, developments and market forecasts.

Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, statements about our future financial performance, including our revenue, cash flows, costs of revenue and operating expenses; our anticipated growth; our predictions about our industry; the impact of the COVID-19 pandemic on our business and our ability to attract, retain and cross-sell to clients. The forward-looking statements contained in this press release are also subject to other risks and uncertainties. The forward-looking statements in this press release speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Contact

Clean Vision Corporation

Dan Bates, CEO d.bates@cleanvisioncorp.com

Investors

Frank Benedetto 619-915-9422